UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2017

City Office REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36409	98-1141883
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1075 West Georgia Street, Suite 2010, Vancouver, British Columbia,	V6E 3C9
(Address of principal executive offices)	(Zip Code)

(604) 806-3366

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

City Office REIT, Inc. (the “Company”) issued a press release on March 2, 2017 announcing its financial results for the quarter and full year ended December 31, 2016. A copy of the press release is attached hereto as Exhibit 99.1.

The information in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1 furnished pursuant to Item 9.01, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities under that Section. Furthermore, the information in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1 furnished pursuant to Item 9.01, shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

Effective March 1, 2017, Samuel Belzberg resigned from his position as a member of the Board of Directors (the “Board”) of the Company. Mr. Belzberg’s resignation did not involve any disagreement with the Company on any matter relating to the Company’s operations, policies, practices or otherwise.

On March 1, 2017, the Company announced that, effective immediately, at the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed John W. Sweet Jr. as a director to serve until his successor is duly elected and qualified, and he will be nominated for re-election at the Company’s 2017 annual meeting of stockholders. Mr. Sweet has been appointed to serve on the Compensation Committee and Investment Committee of the Board.

In connection with Mr. Belzberg’s resignation from the Board and in recognition of his efforts and contributions in founding the Company, the Board on March 1, 2017 approved the immediate accelerated vesting of 85,222 restricted stock units previously granted to Mr. Belzberg.

Mr. Sweet, age 72, has over 40 years of experience in numerous financial and real estate positions with public and private companies. Most recently, from 2013 to 2016, Mr. Sweet served as founder and Chief Investment Officer of Physicians Realty Trust (NYSE: DOC), a leading healthcare real estate company that grew from approximately $125 million in real estate assets to almost $3 billion during his tenure. Prior to that endeavor, he was a Managing Director for the specialty investment firm BC Ziegler, where he sourced and managed a medical office building investment fund that became the initial portfolio for Physicians Realty Trust. Mr. Sweet also co-founded and played an integral role in the growth of Windrose Medical Properties Trust, a publicly traded medical office REIT that completed its initial public offering in 2002. Additionally, Mr. Sweet brings experience at the board level for public company, philanthropic and charitable organizations, including his recent appointment to the board of Wheeler Real Estate Investment Trust (NASDAQ: WHLR), a publicly traded retail REIT. Mr. Sweet has a bachelor’s degree in Business Administration from St. John Fisher College and an M.B.A. from Rochester Institute of Technology.

The Board determined that Mr. Sweet is “independent” under the standards of the New York Stock Exchange and of the Company’s Amended and Restated Corporate Governance Guidelines. In connection with his appointment, the Company entered into an indemnification agreement with Mr. Sweet, substantially in the form of the indemnification agreement the Company has entered into with all other directors and previously filed by the Company with the Securities and Exchange Commission.

Mr. Sweet will receive the same fees for his service as our other independent directors. Annual cash compensation will be pro-rated from the date of Mr. Sweet’s election to the Board. In addition, Mr. Sweet will participate in the Company’s Equity Incentive Plan under the same terms as our other independent directors.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

99.1	City Office REIT, Inc. Press Release, dated March 2, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITY OFFICE REIT, INC.

Date: March 2, 2017	By:	/s/ James Farrar
	Name:	James Farrar
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	City Office REIT, Inc. Press Release, dated March 2, 2017.